CERTIFICATE OF AMENDMENT

                                       FOR

                     CREDIT SUISSE SHORT DURATION BOND FUND

         The undersigned, being the Secretary of Credit Suisse Short Duration Bond Fund, a Delaware statutory trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section
11.8 of the Agreement and Declaration of Trust, dated as of February 12, 2002, as amended to date (as so amended, the "Declaration of Trust"), and by the unanimous vote of the Trustees at a meeting duly held on February 11, 2004, the Trustees of the Trust duly adopted the following amendment:

o Article III, Section 3.3 of the Declaration of Trust is hereby amended and restated in its entirety as follows:

     3.3 TERM OF OFFICE. Beginning with the Trustees elected at the first meeting of the Shareholders, the Trustees shall hold office during the lifetime of this Trust, and until its termination as herein provided; except (a) that any Trustee may resign his trust by written instrument signed by him and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (b) that any Trustee may be removed at any time by written instrument, signed by at least two-thirds of the number of Trustees prior to such removal specifying the date when such removal shall become effective; (c) that any Trustee who requests in writing to be retired or who has died, becomes physically or mentally incapacitated by reason of illness or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement;
     (d) that a Trustee may be removed at any meeting of the Shareholders of the Trust by a vote of Shareholders owning at least two-thirds of the Outstanding Shares of the Trust; and (e) that a Trustee shall be deemed to resign and retire as a Trustee on the date he/she reaches the age of 72 years. Notwithstanding (e) above, the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who are not over the normal retirement age ("Participating Trustees") may by a vote of a majority of the Participating Trustees waive this application of the normal retirement age to a Trustee based on the particular facts and circumstances. A determination to grant such a waiver, shall be reviewed on an annual basis by the Participating Trustees.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the 28th day of June, 2004.


                                           /s/Joseph D. Gallagher
                                           -------------------------------------
                                           Name: Joseph D. Gallagher, as Trustee
                                           and not individually

                                 ACKNOWLEDGMENT

STATE OF New York                           )

                                            ) ss.

COUNTY OF New York                          )



                                                                   June 28, 2004

                  Then personally appeared the above-named Joseph D. Gallagher and acknowledged the foregoing instrument to be his free act and deed.

                  Before me,

                                                      Juwen Gao    [Notary Seal]
                                                      ---------

                                                      /s/Juwen Gao


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